Exhibit 99.1

Spectrum Brands Adds Russell Hobbs’ Portfolio of Small Appliance Brands to its Portfolio

MADISON, WI, June 16, 2010 – Spectrum Brands Holdings, Inc. (NYSE: SPB) announced today that it has completed the combination of Spectrum Brands, Inc. with Russell Hobbs Inc., pursuant to the previously announced Agreement and Plan of Merger dated February 9, 2010.

“I’m very pleased that we have successfully completed the transaction to add Russell Hobbs’ well-respected family of small appliance brands, including such notable names as Black & Decker, George Foreman, Littermaid and Toastmaster, to the Spectrum Brands’ portfolio of global consumer brands,” said Dave Lumley, CEO of Spectrum Brands. “The addition of these market-leading brands is expected to not only provide $25 million to $30 million of cost savings, but I also anticipate being able to capture additional sales opportunities as we leverage the strengths of both companies. With sales in excess of $3 billion, I expect for the new combined Spectrum Brands to deliver $430 million to $440 million in adjusted EBITDA for fiscal 2010. In addition, our brands have strong free cash flow potential. Given our expected annualized cash interest obligations of $165 million to $170 million, transaction fees and one-time costs of $23 million to gain our synergies, next year I expect for our businesses to deliver free cash flow for fiscal 2011 of $155 million to $165 million. Based on my current expectations and with cash flow growth expected each year, for fiscal 2012, our businesses should deliver approximately $200 million in free cash flow.”

As a result of the transaction, for each share of Spectrum Brands, Inc. held, shareholders will receive one share of Spectrum Brands Holdings. A letter outlining the exchange will be mailed out in the coming days. Shares of Spectrum Brands Holdings Inc. trade on the New York Stock Exchange under the symbol “SPB.”

In connection with this transaction, Spectrum Brands Holdings Inc. closed on its refinancing of the Spectrum Brands’ existing senior debt and a portion of Russell Hobbs’ existing senior debt through a combination of a new $750 million term loan due 2016, new $750 million senior secured notes due 2018 and a new $300 million ABL revolving facility due 2014. This refinancing provides extended maturities and an enhanced long term capital structure for the combined companies.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc. is a global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Remington®, Varta®, George Foreman®, Black&Decker Home®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and HotShot®. Spectrum Brands’ products are sold by the world’s top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Spectrum Brands Holdings’ businesses generate annual revenue from continuing operations in excess of $3 billion.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) Spectrum Brand Holdings’ ability to identify, develop and retain key employees, (3) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) the inability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, and (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q. Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

Spectrum Brands also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Additional factors that may affect future results and conditions are described in Spectrum Brands’ filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s web site at www.sec.gov or at Spectrum Brands’ website at www.spectrumbrands.com.

Investor Contact:

Carey Phelps

DVP Investor Relations, Spectrum Brands

770-360-5292

Media Contact:

MS&L for Spectrum Brands and Russell Hobbs

Frank Ranew

404-870-6832